Exhibit 10.2

YRC WORLDWIDE INC.

OPTION AGREEMENT

[NAME OF GRANTEE]

GRANTEE

DATE OF GRANT:

NUMBER OF SHARES:

TYPE OF OPTION:	Nonqualified Stock Option

EXERCISE PRICE:	The price at which shares may be acquired upon exercise of the Option is $ per share.

VESTING SCHEDULE:	One-third of the Option shall vest on .

One-third of the Option shall vest on .

One-third of the Option shall vest on .

OPTION PERIOD:	Subject to the Vesting Schedule, the Option may be exercised until the close of business on the tenth anniversary of the date of grant, at which time the Option will terminate.

GRANT OF OPTION

Pursuant to action taken by the Compensation Committee (the “Committee”) of the Board of Directors of YRC Worldwide Inc., a Delaware corporation (the “Company”), for the purposes of administration of the YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan, as amended, or any successor thereto (the “Plan”), the above-named Grantee is hereby granted an option (the “Option”) to purchase the above number of shares of the Company’s $1 par value per share common stock at the Exercise Price and in accordance with the Vesting Schedule and Option Period described above, subject to the terms and conditions described in this Option Agreement (this “Agreement”).

By your acceptance of the Option represented by this Option Agreement (including acceptance via an Internet-based platform sponsored by the Company), (i) you agree that the Option is granted under and governed by the terms of the Plan, this Option Agreement and the Terms and Conditions of Option Agreements (May 15, 2008) attached to this Option Agreement, (ii) you acknowledge that you have received, reviewed and understand the Plan, including the provisions that the Committee’s decision on any matter arising under the Plan is conclusive and binding, (iii) and you agree that this Option Agreement amends and supercedes any other agreement or statement, oral or written, in its entirety regarding the Option.

YRC WORLDWIDE INC.

Name:
Title:

Agreement agreed and accepted by:

Grantee Name:

YRC WORLDWIDE INC.

TERMS AND CONDITIONS

OF

OPTION AGREEMENTS

May 15, 2008

These Terms and Conditions are applicable to the Option granted pursuant to the YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan, as amended, or any successor thereto (the “Plan”).

1.	Acceleration of Vesting. Notwithstanding the provisions of the Vesting Schedule provided in the Option Agreement, and subject to the Option Period set forth in the Option Agreement, the vesting of the Option shall be accelerated and the Option shall become fully vested and exercisable and may be exercised in whole or in part upon the following circumstances:

1.1	Death or Permanent and Total Disability. If the Grantee dies or is deemed to be “permanently and totally disabled” (as defined herein) while in the employ of the Company or a subsidiary of the Company (a “Subsidiary”) and prior to the time the Option is fully vested, the Option shall become fully vested and exercisable and may be exercised in whole or in part for a period of one year from the date on which the death or permanent and total disability occurs. For purposes of this Section 1.1, a Grantee shall be considered “permanently and totally disabled” if the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Grantee’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2	Change of Control of the Company. If a “Change of Control” of the Company occurs while the Grantee is in the employ of the Company or a Subsidiary prior to the time the Option is fully vested, the Option shall become fully vested and exercisable and may be exercised in whole or in part during the Option Period. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

1.2.1	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires Shares of the Company after the date of grant that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

1.2.2	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) Shares of the Company after the date of grant and as a result thereof becomes the beneficial owner of Shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

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1.2.3	as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

For the purposes of this Section, “Business Combination” and “Continuing Directors” shall have the meanings assigned to those terms in the Certificate of Incorporation of the Company.

1.3	Retirement. If the Grantee terminates employment with the Company and its Subsidiaries and is at least 65 years of age upon that termination, the Option shall become fully vested and exercisable and may be exercised in whole or in part during the Option Period. If the Grantee terminates employment with the Company and its Subsidiaries prior to age 65 and the Grantee is at least 55 years of age with the Grantee’s age plus years of service equal to at least 75, the Option shall continue to vest and become exercisable on the same Vesting Schedule as if the Grantee remained employed with the Company and its Subsidiaries until age 65, and upon age 65 after such retirement the non-vested Option shall become fully vested and exercisable and may be exercised in whole or in part during the Option Period; provided, that the Grantee does not breach the following covenant in Section 1.4.

1.4	Prohibited Activities. Notwithstanding any other provision of these Terms and Conditions and the Option Agreement, if the Grantee engages in a “Prohibited Activity” (defined below) while in the employment of the Company or any of its Subsidiaries or during the period from the date of retirement under Section 1.3 until the Option vests and is exercised pursuant to that section, then Grantee shall forfeit the right to any further vesting of the Option and shall forfeit the right to exercise any vested Option, and the Option Agreement shall immediately thereupon wholly and completely terminate. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend the exercise of the Option for up to three months to permit the investigation of the allegation. If the Company determines that the Grantee did not engage in any Prohibited Activities, the Company shall permit the exercise of any vested Option. A “Prohibited Activity” shall be deemed to have occurred, if the Grantee:

1.4.1	divulges any non-public, confidential or proprietary information of the Company or of its past or present Subsidiaries (collectively, the “Company Group”), but excluding information that

1.4.1.1	becomes generally available to the public other than as a result of the Grantee’s public use, disclosure, or fault, or

1.4.1.2	becomes available to the Grantee on a non-confidential basis after the Grantee’s employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by the Grantee; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or

1.4.2	directly or indirectly, consults or becomes affiliated with, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any current member of the Company Group, wherever from time to time conducted throughout the world, including situations where the Grantee solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any current member of the Company Group.

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2.	Lapse of Rights upon Termination of Employment.

Upon termination of the Grantee’s employment with the Company or any Subsidiary, any vested Option must be exercised within 90 days after the date of such termination, subject to the Option Period set forth in the Option Agreement and, except as provided in Section 1 above and this Section 2, the Grantee shall forfeit any non-vested Option. The Company may, in its sole discretion, which need not be reasonably exercised, determine to vest the non-vested Option of the terminating Grantee or may determine that the terminating Grantee may continue to vest in any non-vested Option following the Grantee’s termination and may permit the Grantee to exercise the Option at anytime during the Option Period.

3.	Transfers of Employment; Authorized Leave.

3.1	Transfers of Employment. Transfers of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute a termination of employment for purposes of the Option.

3.2	Authorized Leave. Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the Option. For purposes of the Option, an authorized leave of absence shall be an absence while the Grantee is on military leave, sick leave, or other bona fide leave of absence so long as the Grantee’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

3.3	Withholding. To the extent the Grantee has taxable income in connection with the exercise of the Option, the Company is authorized to withhold from any compensation payable to Grantee, including Shares of common stock that the Company is to deliver to the Grantee upon exercise of the Option, any taxes required to be withheld by foreign, federal, state, provincial or local law. By executing the Option Agreement, the Grantee authorizes the Company to withhold any applicable taxes.

4.	Method of Exercise.

4.1	The Option may be exercised by written notice of exercise to the Secretary of the Company that shall state: (i) the number of whole Shares with respect to which the Option is being exercised; (ii) the Exercise Price per Share; (iii) the person(s) in whose name the Shares receivable on exercise of the Option are to be registered; and (iv) the address and social security number of each such person.

4.2	The notice shall be signed by the person(s) entitled to exercise the Option and, if the Option is being exercised by a person or persons other than the Grantee, shall be accompanied by proof, satisfactory to the Company, of the right of such person(s) to exercise the Option. Payment of the purchase price for any Shares purchased upon exercise of the Option shall be by one or more of the following: (i) personal check to the order of the Company in an amount equal to the purchase price for the Shares; (ii) surrender of unencumbered Shares having a Fair Market Value equal in amount to the purchase price for the Shares; (iii) cashless exercise pursuant to the Plan; or (iv) net share exercise pursuant to the Plan. A notice of exercise is effective from and after it is received by the Secretary of the Company together with proper payment.

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4.3	As a condition of the exercise of the Option, the Company may require the person(s) exercising the Option to make any representation, warranty or undertaking required by any applicable law or regulation.

4.4	Notwithstanding the method of exercise set forth in Sections 4.1 and 4.2, the Company may, from time to time, sponsor an Internet-based platform to account for the Option and provide the Grantee with an alternative method of exercise.

5.	Non-transferability. Subject to the terms of the Plan, no rights under the Option Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Option Agreement may be exercised and received, respectively, during the lifetime of the Grantee only by the Grantee or by the Grantee’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

6.	Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

7.	Option Subject to Plan. A copy of the Plan is included with the Option Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Option Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, a Grantee may obtain a copy of the Plan and any amendments.

8.	Definitions. Unless redefined herein, all terms defined in the Plan and the Option Agreement have the same meaning when used as capitalized terms in these Terms and Conditions.

9.	Compliance with Regulatory Requirements. Notwithstanding anything to the contrary in the Plan, the Shares received upon exercise of the Option may not be sold, pledged or hypothecated until such time as the Company complies with all regulatory requirements regarding registration of the Shares to be issued under the terms of the Plan.

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